UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2011

CYTOSORBENTS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-51038	98-0373793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7 Deer Park Drive, Suite K
Monmouth Junction, New Jersey 08852
(Address of principal executive office) (Zip Code)

(732) 329-8885
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Employment Agreements
On June 15, 2011, we entered into employment agreements which were retroactively effective as of January 1, 2011 (collectively, the “Agreements,” and each individually, an “Agreement”) with Dr. Phillip P. Chan, David Lamadrid and Vincent Capponi (collectively, the “Employees,” and each individually, an “Employee”).

Pursuant to our Agreement with Dr. Chan, we have renewed our employment agreement with him, employing him as our Chief Executive Officer (the “CEO”) and President to perform the services and duties that are normally and customarily associated with the CEO and President position as well as other associated duties as the Board of Directors reasonably determines. Dr. Chan’s employment has a term of one (1) year with an initial base compensation of $231,496 payable in equal semi-monthly installments in accordance with our usual practice.

Pursuant to our Agreement with Mr. Lamadrid, we have renewed our employment agreement with him, employing him as our Chief Financial Officer (the “CFO”) to perform the services and duties that are normally and customarily associated with the CFO position as well as other associated duties as our CEO reasonably determines. Mr. Lamadrid’s employment has a term of one (1) year with an initial base compensation of $187,250 payable in equal semi-monthly installments in accordance with our usual practice.

Pursuant to our Agreement with Mr. Capponi, have renewed our employment agreement with him, employing him as our Chief Operating Officer (the “COO”) to perform the services and duties that are normally and customarily associated with the COO position as well as other associated duties as our CEO reasonably determines. Mr. Capponi’s employment has a term of one (1) year with an initial base compensation of $219,674 payable in equal semi-monthly installments in accordance with our usual practice.

The Agreements provide the terms of benefits afforded to the Employees. These benefits include the ability to participate in various group insurance plans, reasonable business expenses, vacation time and bonuses.

The Agreements provide the conditions for early termination. Employment with an Employee may be terminated with 15 calendar days of notice for “justifiable cause” as defined in Section 4.1 of the Agreements. In addition, we have the right to suspend an Employee from his position and duties without compensation in the event of the actions provided in Section 4.2 of the Agreements until either the action is dropped or no longer pursued or a final adjudication of an Employee’s actions is made by a court of competent jurisdiction. Finally, we have the right to terminate an Employee’s employment in the event of such Employee’s permanent disability as provided in Section 4.3 of the Agreements with a prior notice, with the disability benefits being activated 90 days after such termination.

Pursuant to the Agreements, an Employee is prohibited from disclosing any of our confidential information, directly or indirectly, or using them either during the term of his employment or at any time thereafter, except as required in the course of his employment with us. In addition, an Employee is prohibited for a period of one (1) year from his respective separation date with us from engaging in any business in competition with us in the United States and those foreign counties and areas provided in Section 5.2 of the Agreement.

The foregoing descriptions of the terms of the Agreements for Dr. Chan, Mr. Lamadrid and Mr. Capponi do not purport to be complete and are qualified in their entirety by reference to the provisions of such agreements filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K.

Consulting Agreement
On June 15, 2011 we entered into a consulting agreement (the “Consulting Agreement”) with Dr. Robert Bartlett as our Chief Medical Officer (the “CMO”), replacing the earlier consulting agreement of April 2010 with Dr. Bartlett. Pursuant to the terms in the Consulting Agreement, Dr. Bartlett will be paid $4,333.33 per month paid on a monthly basis. Dr. Bartlett’s scope of work will include assisting in the design of clinical trials and analysis of clinical data, assisting the Company in discussions and/or filings with the Food and Drug Administration, participating in discussions with potential partners and investors and assisting the Company with manufacturing requirements requiring CMO input amongst other duties. Furthermore, Dr. Bartlett has not been appointed to any committee of the board of directors. The Consulting Agreement shall remain in effect until December 31, 2011, and thereafter as mutually agreed to in writing, and may be terminated by us or the CMO with 60 days of notice.

The foregoing descriptions of the terms of the Consulting Agreements does not purport to be complete and is qualified in its entirety by reference to the provisions of such agreement filed as Exhibit 10.4 to this Current Report on Form 8-K.

Item 9.01 Financial Statement and Exhibits.

(a)	Financial statements of business acquired.
Not applicable.

(b)	Pro forma financial information.
Not applicable.

(c)	Shell company transactions.
None.

(d)	Exhibits.
10.1	Employment Agreement with Dr. Phillip P. Chan Effective June 15, 2011.
10.2	Employment Agreement with David Lamadrid Effective June 15, 2011.
10.3	Employment Agreement with Vincent Capponi Effective June 15, 2011.
10.4	Consulting Agreement with Dr. Robert Bartlett Effective June 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytosorbents Corporation

By:	/s/ David Lamadrid
Name: David Lamadrid
Title: Chief Financial Officer

Dated: June 17, 2011